Exhibit 10.14

EXECUTION COPY

June 12, 2015

Elton H. Maddox

c/o Wayne Farms LLC
4110 Continental Drive
Oakwood, Georgia 30566

Dear Elton:

This letter (the “Agreement”) sets out the agreement between you and Wayne Farms LLC (the “Company”) regarding severance payments and benefits upon certain terminations of employment following a Strategic Event.

1. Payments Upon Termination of Employment. Subject to Sections 2 and 4 hereof, if on, or at any time during the eighteen (18) month period following the first Strategic Event to occur, you are discharged by the Company without Cause or you Terminate for Good Reason, you shall be eligible to receive the following payments and benefits:

(a) a lump sum payment of (i) an amount equal to your target annual bonus for the fiscal year in which your employment terminates, prorated to reflect the portion of such year through the date your employment terminates, (ii) an amount equal to twenty-four (24) months’ of your then current base salary, and (iii) an amount equal to your target annual bonus for the fiscal year in which your employment terminates;

(b) deemed to be 100% vested in any LTIP grants that were made to you before the Strategic Event for fiscal years 2014 and later (including LTIP awards in the form of time-based and performance-based restricted stock units of Wayne Farms, Inc.) and such awards shall be paid on the 180th day following the closing date of the Strategic Event, with any performance-based LTIP awards for fiscal years 2014 and 2015 paid out at the calculated percentage of target based on the Company’s performance through the closing date of the Strategic Event and any performance-based LTIP awards for fiscal years 2016 and later paid out at target; and

(c) until age 65, you shall be eligible to participate in the Company’s Retiree Health Care Coverage (both medical and dental) offered to Company retirees immediately prior to the closing date of the Strategic Event, and the Company shall pay you the difference between the regular employee contribution rate in effect for a given year and the retiree rate in effect for that same year. The employee rate shall be based on your medical and dental election immediately prior to the closing date of the Strategic Event.

2. Release. The severance payments and benefits described in Section 1 hereof are conditioned on your execution, delivery and non-revocation of a general waiver and release of claims, in such form as may be prepared by the Company, within fifty-five (55) days following your termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation subject to Section 409A (as defined below) shall be paid on the first payroll date after the Release Condition is satisfied (or such later date specified herein) and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 1(b) or 5(b) of this Agreement) and shall include payment of any amounts that were otherwise due prior thereto, provided that the Release Condition has been satisfied.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” shall have the meaning set forth in the Wayne Farms, Inc. Management Incentive Plan.

(b) “CGC” means Continental Grain Company.

(c) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated entity or other entity.

(d) “Strategic Event” means the consummation of a transaction, such as a sale or merger of the Company, that qualifies as a change in the ownership or effective control of a corporation, or in the ownership of a substantial portion of the assets of a corporation, under Section 409A (determined as if the Company and its subsidiaries were all corporations); provided, that a Strategic Event shall not include CGC directly or indirectly reducing its ownership of the Company by converting its equity interests in the Company into shares of Wayne Farms, Inc. or by selling shares of Wayne Farms, Inc. in the public market, or if Wayne Farms, Inc. authorizes additional shares of its common stock to be made available for issuance to the public.

(e) “Terminate for Good Reason” means you terminate your employment with the Company and its affiliates due to the occurrence of any of the following events without your written consent: (i) any material and adverse diminution in your responsibilities or authorities with respect to the Company, (ii) any material diminution of your base salary and target bonus opportunity, or (iii) any relocation of your principal place of employment to a location more than 50 miles from your principal place of employment as of the date hereof that increases your one-way commute. Notwithstanding the foregoing, you shall not be entitled to Terminate for Good Reason unless (x) within ten (10) days after the occurrence of the event that you assert constitutes an event described in clause (i), (ii) or (iii) above, you notify the Chief Human Resources Officer of the Company in writing of such event and the circumstances that you assert give rise to your right to Terminate for Good Reason, (y) the Company fails to cure such circumstances within thirty (30) days following such notice (the “Cure Period”), and (z) no later than two (2) days after the expiration of the Cure Period, you resign from your employment, such resignation to be effective ten (10) days following expiration of the Cure Period; provided, that the Company, in its sole discretion, may waive all or any part of the Cure Period, and the Company may assert that, notwithstanding such resignation, you did not Terminate for Good Reason within the meaning of this Agreement. Notwithstanding the foregoing, an event described in clause (i) above shall not be deemed to have occurred if following the Strategic Event you are offered a position with the Company or any of its affiliates with responsibilities substantially equivalent to your responsibilities immediately prior to the Strategic Event, and an event described in clause (ii) above shall not be deemed to have occurred unless a combination of your base salary and target bonus opportunity is reduced by more than 10% of your combined base salary and target bonus opportunity in effect for the fiscal year immediately prior to the fiscal year in which the Strategic Event occurs.

4. Restrictive Covenants. The obligation of the Company to make the payments or benefits described in Section 1 of this Agreement is expressly conditioned upon your execution and delivery of the Restrictive Covenants Agreement attached hereto as Exhibit A.

5. Taxes; Section 409A.

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(a) The Company may withhold from all amounts payable under this Agreement all federal, state and local taxes that are required to be withheld pursuant to any applicable laws and regulations. It is the intention of the parties that this Agreement comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted in a manner intended to be exempt from or comply with Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of you with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to your “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second year following the calendar year in which your “separation from service” occurs; and provided further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs.

(b) Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your date of death; following any applicable six (6) month delay, all such delayed payments shall be paid in a single lump sum on the earliest permissible payment date that is also a business day.

6. Scope of Agreement. The payments and benefits described in this Agreement are not intended to result in any duplication of any payments or benefits described in any compensation or benefits plans, policies, programs, agreements or arrangements of the Company, including, without limitation, separation or severance entitlements following termination of employment. Nothing in this Agreement shall be deemed to entitle you to continued employment with the Company or its affiliates, and if your employment with the Company terminates prior to a Strategic Event, you shall have no further rights under this Agreement.

7. Miscellaneous.

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(a) Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.

(b) Cooperation. Subject to your business and personal commitments, you agree that, for a period of twelve (12) months after your employment terminates, you shall respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during your employment by the Company, and you further agree to reasonably cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which you were employed by the Company and with respect to matters in which you have knowledge or information. The Company shall reimburse you for any reasonable travel-related costs associated with your cooperation under this Section, subject to appropriate substantiation and itemization.

(c) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.

(d) Amendment. This Agreement may not be amended or modified except in writing signed by you and the Company.

(e) Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to the General Counsel or Chief Human Resources Officer of the Company at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

(f) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law. Any and all suits, actions or proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or federal court, and the parties hereto specifically consent and submit to the jurisdiction of such state or federal court and waive any right to trial by jury in respect of any such suit, action or proceeding.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the severance and benefits described in this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

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Please indicate your acceptance of this Agreement on the terms and conditions set forth in this Agreement by returning a signed copy of this letter to me.

Sincerely,

WAYNE FARMS LLC

By:	/s/ Teresa E. McCaslin
Name:	Teresa E. McCaslin
Chair, Compensation Committee

Agreed to and Accepted by:

ELTON H. MADDOX

/s/ Elton H. Maddox

Agreed to and Accepted by:

WAYNE FARMS, INC.

/s/ Michael J. Zimmerman

By:	Michael J. Zimmerman, Chairman
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Exhibit A

[See attached Restrictive Covenant Agreement]

WAYNE FARMS LLC

RESTRICTIVE COVENANT AGREEMENT

You hereby acknowledge and agree that Wayne Farms LLC (together with its subsidiaries and affiliates, the “Company”) needs the covenants set forth in this Restrictive Covenant Agreement (the “Agreement”) based on the following: (a) you will, in the course of your employment be personally entrusted with and exposed to the Company’s confidential information and trade secrets; (b) the Company is engaged in a highly competitive industry; (c) the Company provides services related to its business and products to clients located in various areas throughout the United States; (d) you could, after having access to the Company’s confidential information and/or trade secrets and after receiving further experience, become a competitor; and (e) the Company will suffer irreparable harm if you were to terminate your employment and thereafter, directly or through activities or efforts of any third parties, enter into competition with the Company. In consideration for the payments and benefits provided under that certain Letter Agreement, by and between you and Wayne Farms LLC, dated as of June 12, 2015 and for other good and valuable consideration the receipt and sufficiency of are hereby acknowledged you hereby agree as follows:

1.                  Confidentiality.

(a)                You acknowledge that the Company continually develops Confidential Information (as defined below), that you may develop Confidential Information for the Company and that you may learn of Confidential Information during the course of your employment. You will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated entity or other entity (collectively, a “Person”) or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to the Company, any Confidential Information obtained by you incident to your employment or other association with the Company. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. “Confidential Information” means any and all information of the Company that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business, and any and all information, which, if disclosed by the Company would assist in competition against them. Confidential Information includes without limitation such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of the Company, (B) the costs, sources of supply, financial performance and strategic plans of the Company, (C) the identity and special needs of the customers of the Company, (D) the people and organizations with whom the Company has business relationships and those relationships, (E) customer lists, and (F) future business plans. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. The parties further agree that “Confidential Information” shall not include information that: (x) is generally known and available to the public other than as a result of an act or failure to act by you or your violation of this Agreement; or (y) is lawfully obtained by you from a Person that is under no obligation of confidentiality.

(b)               While you are employed by the Company and at any time after your employment terminates, you shall not divulge any information pertaining to Trade Secrets of the Company to any third party or entity or make any use whatsoever of the same outside the specifically assigned job duties while you are in the employ of the Company. “Trade Secret” means the whole or any portion or phrase of any business or technical information, design process, procedure or improvement that is valuable and secret (in the sense it is not generally known to competitors of the Company).

(c)                All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You shall safeguard all Documents and shall surrender to the Company at the time your employment terminates, or at such earlier time or times as the Company may specify, all Documents then in your possession or control. You shall immediately return such Documents and other property to the Company upon the termination of your employment and, in any event, at the Company’s request. You further agree that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to reasonable inspection by the Company’s personnel at any time with or without notice, subject to applicable law.

2.                  Restricted Activities. You agree that some restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company.

(a)                While you are employed by the Company and for twelve (12) months after your employment terminates (the “Restricted Period”) you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, (i) compete with the Company in the United States, or (ii) undertake any planning for any Business (as defined below) competitive with the Company. Specifically, but without limiting the foregoing, you agree not to engage in any manner in any activity that is directly or indirectly competitive, or that intends to compete with, the Business of the Company as conducted or under consideration at any time during the last twelve (12) months of your employment. Restricted activity includes, without limitation, accepting an employment, consulting or agency position with, or becoming an owner, partner, investor or co-venturer of, any direct competitor business of the Company. For the purposes of this Section 2, the “Business” of the Company shall include the business of producing and processing fresh and prepared foods chicken products to retailers, distributors and foodservice operators, or any substantially related business the Company is engaged in or has made plans to engage in immediately prior to, and in fact does engage in following, the termination of your employment with the Company. The provisions of this Section 2 shall not be deemed breached as a result of your passive ownership of less than an aggregate of 1% of any class of securities of a Person engaged, directly or indirectly, in activities that are directly or indirectly competitive with the Business of the Company, so long as you do not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange.

(b)               You agree that during your employment with the Company, you will not undertake any outside activity, whether or not competitive with the Business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with your duties and obligations to the Company.

(c)                During the Restricted Period, you will not hire or attempt to hire any employee of the Company, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company, or solicit or encourage any customer, client or vendor of the Company to terminate or diminish its relationship with them, or, in the case of a customer or client, to conduct with any Person any business or activity which such customer or client conducts or could conduct with the Company.

(d)               During your employment and following your separation from the Company for any reason, you shall not, whether in writing or orally, malign, denigrate or disparage the Company, or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that are intended to portray any of the aforementioned parties in an unfavorable light. The parties acknowledge that nothing in this Section 2(d) shall prohibit you from testifying under oath in the course of a court or other legal proceeding.

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3.                  Notification Requirement. Through and up to the conclusion of the Restricted Period, you shall give written notice to the General Counsel of the Company of each new business activity you plan to undertake, at least seven (7) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of your business relationship(s) and position(s) with such Person. You shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under Section 2.

4.                  Enforcement of Covenants. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Section 2. You agree that said restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of the covenants contained in this Agreement, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it at law or in equity, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.                  Blue-Penciling; Severability. It is expressly understood and agreed that although you and the Company consider the covenants contained in this Agreement to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. If this Agreement is required to be reformed in any way, it shall be reformed in the manner to most closely reflect the intent of the parties.

6.                  Miscellaneous.

(a)                Amendment. This Agreement may not be amended or modified except in writing signed by you and Wayne Farms LLC.

(b)               Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to the General Counsel or Chief Human Resources Officer of Wayne Farms LLC at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

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(c)                Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to principles of conflicts of law. Any and all suits, actions or proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state or federal court, and the parties hereto specifically consent and submit to the jurisdiction of such state or federal court and waive any right to trial by jury in respect of any such suit, action or proceeding.

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IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth opposite my signature below.

June 12, 2015	/s/ Elton H. Maddox
Date	Elton H. Maddox

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